Exhibit 99.1

Infor Names Nicole Anasenes as Chief Financial Officer

NEW YORK – Nov. 6, 2013 – Infor, a leading provider of business application software serving more than 70,000 customers, today announced it has named Nicole Anasenes as chief financial officer. Anasenes, who joins the company this month, reports to CEO Charles Phillips and will be based at the company’s Manhattan headquarters.

“Nicole’s broad mix of business and financial skills will help Infor embark on its next phase of global expansion; though we currently have customers in more than 200 countries and territories, with the tenfold increase in new product releases over the last three years and a completely refreshed product line, there is an opportunity to expand into more industries and cities and add more partners in each country,” said Charles Phillips, CEO of Infor. “Additionally, Nicole’s experience will help drive Infor’s strategy around the recently launched UpgradeX program, where on-premise customers can move to the cloud for a fixed migration fee of $55,000.”

Anasenes most recently served as VP and chief financial officer of IBM’s Software Middleware Group business unit, where she helped drive significant operating efficiency and simultaneously enter and scale new business areas such as security and mobile software and integrated multiple acquisitions. She also served as VP and chief financial officer of IBM’s Cloud business unit, helping to define and operationalize IBM’s cloud computing business, and as director of Emerging Markets for IBM’s Global Technology Services organization.

Anasenes has an MBA from The Wharton School of the University of Pennsylvania and a Bachelor’s degree from New York University.

With the addition of Anasenes, four members of Infor’s leadership team are women: Anasenes, Infor COO Pam Murphy, SVP of Global Support Marylon McGinnis, and SVP of Global License Management and Maintenance Mary Trick. Earlier this year Infor announced an internal initiative, the Women’s Infor Network, which is a career development program with strategic emphasis on growing female talent within the company.

Keep Current on Infor:

•	Subscribe to the Infor RSS Feed

•	Follow Infor on Twitter

•	Connect with Infor on LinkedIn

•	Like Infor on Facebook

•	View Infor videos on YouTube

About Infor

Infor is fundamentally changing the way information is published and consumed in the enterprise, helping 70,000 customers in more than 200 countries and territories improve operations, drive growth, and quickly adapt to changes in business demands. Infor offers deep industry-specific applications and suites, engineered for speed, and with an innovative user experience design that is simple, transparent, and elegant. Infor provides flexible deployment options that give customers a choice to run their businesses in the cloud, on-premises, or both. To learn more about Infor, please visit www.infor.com.

Infor customers include:

•	19 of the top 20 aerospace companies

•	12 of the top 13 high tech companies

•	10 of the top 10 pharmaceutical companies

•	21 of the 25 largest US health delivery networks

•	16 of the 20 largest US cities

•	84 of the top 100 automotive suppliers

•	31 of the top 50 industrial distributors

•	5 of the top 9 brewers

For more information:

Dan Barnhardt

Infor

646-336-1731

dan.barnhardt@infor.com